Exhibit 99.1

MARKETAXESS REPORTS SECOND QUARTER 2014 RECORD REVENUES OF

$65.0 MILLION, PRE-TAX INCOME OF $29.1 MILLION AND DILUTED EPS OF $0.48

Company Announces Increase in Share Repurchase Authorization

from $35.0 million to $100.0 million

Second Quarter Financial Highlights*

•	Record revenues of $65.0 million, up 2.3%

•	Pre-tax income of $29.1 million, down 7.5% as reported; down 2.5% as adjusted

•	Diluted EPS from continuing operations of $0.48, down from $0.51 as reported or $0.49 as adjusted

•	Total trading volume of $186.0 billion, down 0.9%

•	Record trading volume in both emerging markets and high yield bonds

*	All comparisons versus second quarter 2013. See the discussion below, as well as the reconciliation from GAAP in the schedule attached to this release, for a description of the adjustments that were made to the consolidated financial results for the second quarter of 2013.

NEW YORK, July 23, 2014 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the second quarter ended June 30, 2014.

“We are pleased to report record revenues this quarter despite the soft secondary trading conditions and the ongoing investor focus on new issues. Momentum continues in Open Trading and we are confident we are on the right path to build new and valuable sources of secondary market liquidity for dealers and investors,” said Rick McVey, Chairman and Chief Executive Officer of MarketAxess. “It is encouraging to see the growth in our European business with European client volumes up nearly 30% compared to last year.”

Second Quarter Results from Continuing Operations

Total revenues for the second quarter of 2014 increased 2.3% to $65.0 million, compared to $63.5 million for the second quarter of 2013. Pre-tax income was $29.1 million, compared to $31.4 million for the second quarter of 2013, a decrease of 7.5%. Pre-tax margin was 44.7%, compared to 49.5% for the second quarter of 2013. Net income totaled $18.2 million, or $0.48 per share on a diluted basis, compared to $19.3 million, or $0.51 per share on a diluted basis, for the second quarter of 2013.

Commission revenue for the second quarter of 2014 totaled $54.3 million on total trading volume of $186.0 billion, compared to $54.2 million in commission revenue on total trading volume of $187.7 billion for the second quarter of 2013. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume decreased to an estimated 13.6%, compared to an estimated 14.1% for the second quarter of 2013. The Company believes that certain dealers initiated reporting of affiliate back-to-back trades to FINRA in April 2014, and that this double counting of trades inflated the TRACE reported volume by approximately 3% and consequently reduced the Company’s estimated market share for the second quarter of 2014 by approximately 0.4%. A discussion of the estimated impact on FINRA high-grade TRACE trading volume and the Company’s market share will be provided on the Company’s conference call later this morning.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, increased 14.4% to $10.6 million, compared to $9.3 million for the second quarter of 2013. The increase was principally due to higher information and post trade service revenue.

Total expenses for the second quarter of 2014 increased 11.9% to $35.9 million, compared to $32.1 million for the second quarter of 2013. The increase in total expenses was principally due to higher employee compensation and benefits costs of $3.7 million. The second quarter 2013 expenses included an out-of-period adjustment related to the capitalization of certain employee costs previously expensed as incurred, which increased net income by $1.0 million and diluted earnings per share by $0.02 per share for the three months ended June 30, 2013. Excluding this out-of-period adjustment, expenses for the second quarter of 2014 increased 6.6% compared to the second quarter of 2013.

The effective tax rate for the second quarter of 2014 was 37.4%, compared to 38.6% for the second quarter of 2013.

Employee headcount as of June 30, 2014 was 318, compared to 293 as of June 30, 2013.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.16 per share of common stock outstanding, to be paid on August 21, 2014 to stockholders of record as of the close of business on August 7, 2014.

Share Repurchase Program Update

In January 2014, the Company’s board of directors approved a $35.0 million share repurchase program. In July 2014, the size of the share repurchase program was increased to $100 million. A total of 188,787 shares were repurchased in the second quarter of 2014 at a cost of $10.4 million.

Balance Sheet Data

As of June 30, 2014, total assets were $356.7 million and included $198.9 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of June 30, 2014 was $323.0 million.

Guidance for 2014

The Company is updating its full year 2014 expense guidance and now expects total expenses for 2014 will be in the range of $144.0 million to $148.0 million, down from prior guidance of $150.0 million to $157.0 million. The Company is also updating its full year 2014 capital spending guidance and now expects capital expenditures will be in the range of $15.0 million to $17.0 million, down from prior guidance of $17.0 million to $20.0 million. The Company is reconfirming its full year 2014 tax rate guidance of 37.0% to 40.0%.

Non-GAAP Financial Measures

To supplement the Company’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance, including EBITDA. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedules for reconciliations of GAAP to these non-GAAP financial measures.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, July 23, 2014, at 10:00 a.m. Eastern time. To access the conference call, please dial +1 855 425 4206 (U.S.) or +1 484 756 4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing +1 855 859 2056 (U.S.) or +1 404 537 3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, credit default swaps and other fixed-income securities. MarketAxess SEF Corporation has received temporary registration from the U.S. Commodity Futures Trading Commission to operate a swap execution facility. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Salt Lake City, São Paulo and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	Bryant Park Financial Communications
+1-212-813-6017	+1-917-239-6726

Florencia Panizza
MarketAxess Holdings Inc.
+1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$54,315	$54,198	$106,304	$101,384
Information and post-trade services	7,962	7,192	16,041	10,895
Technology products and services	1,987	1,485	4,023	2,718
Investment income	138	44	284	176
Other	562	588	1,710	1,985

Total revenues	64,964	63,507	128,362	117,158

Expenses
Employee compensation and benefits	18,421	14,712	37,030	29,728
Depreciation and amortization	4,351	4,405	8,472	6,691
Technology and communications	4,449	4,045	8,941	7,191
Professional and consulting fees	3,426	4,435	7,398	8,738
Occupancy	1,102	1,170	2,191	1,967
Marketing and advertising	1,800	1,371	3,009	2,306
General and administrative	2,344	1,947	4,542	4,444

Total expenses	35,893	32,085	71,583	61,065

Income before taxes	29,071	31,422	56,779	56,093
Provision for income taxes	10,880	12,133	21,113	21,259

Net income from continuing operations	18,191	19,289	35,666	34,834
Income (loss) from discontinued operations, net of income taxes	—	54	—	(165)

Net income	$18,191	$19,343	$35,666	$34,669

Per Share Data:
Basic earnings per common share
Income from continuing operations	$0.49	$0.52	$0.96	$0.94
Income (loss) from discontinued operations	—	—	—	—

Net income per common share	$0.49	$0.52	$0.96	$0.94

Diluted earnings per common share
Income from continuing operations	$0.48	$0.51	$0.94	$0.92
Income (loss) from discontinued operations	—	—	—	—

Net income per common share	$0.48	$0.51	$0.94	$0.92

Cash dividends declared per common share	$0.16	$0.13	$0.32	$0.26
Weighted-average common shares:
Basic	37,015	36,868	37,068	36,821
Diluted	37,942	37,819	38,019	37,746

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	June 30, 2014	December 31, 2013
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$133,154	$132,691
Securities available-for-sale	65,742	67,742
Accounts receivable, net	40,896	34,158
All other assets	116,927	116,987

Total assets	$356,719	$351,578

Liabilities and Stockholders’ Equity
Total liabilities	33,740	41,216
Total stockholders’ equity	322,979	310,362

Total liabilities and stockholders’ equity	$356,719	$351,578

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

Adjusted Expenses, Income Before Taxes, Provision for Income Taxes and Net Income

Three Months Ended
June 30, 2013
(In thousands, except per share data)
(unaudited)
GAAP revenues	$63,507

GAAP expenses	32,085
Out-of-period expense adjustment: [1]
Increase in employee compensation and benefits	2,923
Reduction in depreciation and amortization	(1,327)

Non-GAAP expenses	33,681

Non-GAAP income before taxes	29,826
GAAP provision for income taxes	12,133
Income tax impact on non-GAAP item	(618)

Non-GAAP provision for income taxes	11,515

Non-GAAP net income from continuing operations	$18,311

Non-GAAP diluted earnings per common share from continuing operations	$0.49

[1]	Reflects an out-of-period adjustment related to the capitalization of certain employee costs previously expensed as incurred.

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

Earnings Before Interest, Taxes, Depreciation and Amortization

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(In thousands)
	(unaudited)
	EBITDA
Net income from continuing operations[1]	$18,191	$19,289	$35,666	$34,834
Add back:
Interest expense	—	4	—	10
Provision for income taxes	10,880	12,133	21,113	21,259
Depreciation and amortization[1]	4,351	4,405	8,472	6,691

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations[1]	$33,422	$35,831	$65,251	$62,794

[1]	Expenses for the three and six months ended June 30, 2013 reflect an out-of-period adjustment related to the capitalization of certain employee costs previously expensed as incurred. The adjustment reduced employee compensation and benefits by $2.9 million and increased depreciation and amortization by $1.3 million. This item increased net income by $1.0 million and EBITDA by $2.9 million for both the three and six months ended June 30, 2013.

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high grade—fixed-rate	$109,970	$112,955	$223,098	$209,692
U.S. high grade—floating-rate	6,331	5,308	12,367	9,817
Total U.S. high-grade	116,301	118,263	235,465	219,509
Other credit	55,011	49,674	105,062	91,440
Liquid products	14,725	19,753	32,929	37,102

Total	$186,037	$187,690	$373,456	$348,051

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$1,846	$1,848	$1,899	$1,770
Other credit	878	779	847	737
Liquid products	234	309	266	300

Total	$2,958	$2,936	$3,012	$2,807

Number of U.S. Trading Days [1]	63	64	124	124
Number of U.K. Trading Days [2]	61	62	124	124

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high grade—fixed-rate	$185	$203	$179	$201
U.S. high grade—floating-rate	54	24	57	23
Total U.S. high-grade	178	195	173	193
Other credit	308	309	304	304
Liquid products	44	46	44	46
Total	206	210	198	206

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.